Exhibit 10.5

[CURIS Letterhead]

August 17, 2004

VIA HAND DELIVERY

Richard P. Shea
Vice President, Chief Financial Officer
Momenta Pharmaceuticals, Inc.
43 Moulton Street
Cambridge, MA  02138

Re:                               Expiration of Sublease dated February 25, 2002 (“Sublease”) between Curis, Inc. (formerly known as Ontogeny, Inc.) (“Sublessor”) and Momenta Pharmaceuticals (formerly known as Mimeon, Inc.) (“Subleasee”)

Dear Richard:

Per my discussions with Alan L. Crane, Chairman and Chief Executive Officer of Momenta, on August 2, 2004, Curis and Momenta hereby agrees as follows:

1.             The Sublease Term expires on August 31, 2004;

2.             Momenta has requested, and Curis hereby agrees to grant to Momenta, an additional fifteen (15) calendar days to vacate the Premises, as such term is defined in the Sublease (the “Extension Period”);

3.             Momenta hereby represents and warrants that it shall vacate the Premises no later than the end of the business day on September 15, 2004;

4.             Momenta hereby acknowledges that time is of the essence for Curis to proceed with the building of an animal facility on the Premises in order for Curis to relocate its animal facility from 61 Moulton Street to the Premises as soon as possible;

5.             In the event that Momenta fails to vacate the Premises by the end of the business day on September 15, 2004, Momenta shall pay to Curis, in addition to all rental and other charges due and accrued under the Sublease prior to the expiration of the Sublease Term and Extension Period, a daily use and occupancy charge at the annual rate of $100.00 per square foot (NNN basis) (i.e., $1,448.09 per day) commencing on September 16, 2004 until Momenta vacates the Premises.  Except as provided in paragraph 6, below, such use and occupancy charge shall be in lieu of Fixed Rent under the Sublease and in lieu of any damages incurred by Curis as a result of Momenta’s holding over beyond September 15, 2004;

6.             In addition, if such holdover continues beyond September 30, 2004 then Momenta shall indemnify, defend and hold Curis harmless from and against any and all damages which Curis may suffer on account of Momenta’s holdover on the Premises after such date;

7.             Notwithstanding the expiration of the Sublease, the terms and conditions of the Sublease shall apply during the Extension Period and until such time that Momenta vacates the Premises; and

8.             For avoidance of doubt, Momenta shall continue to pay to Curis all rental and other charges due under the Sublease through the expiration of the Extension Period even if Momenta vacates the Premises prior to the expiration of the Extension Period.

If you are in agreement with the foregoing, please countersign two originals and return both to my attention.  Once FPRP signs then I will return one original to your attention.

In the meantime, please do not hesitate to contact me if you have any questions.

Very truly yours,

/s/ Michael P. Gray
Michael P. Gray
Vice President, Finance and
Chief Financial Officer

[Signature Page To Follow]

Accepted and Agreed to by: by Prime Lessor:	Acknowledged and Agreed to

/s/ Richard P. Shea	/s/ [illegible]
Richard P. Shea	Fresh Pond Research Park Trust
Vice President, Chief Financial Officer	By its Trustee, FPRP Moulton, LLC
Momenta Pharmaceuticals, Inc.